NYSE: WMB

Date:	June 19, 2006
Northwest Pipeline Corp. Initiates Private Debt Issuance
     TULSA, Okla. — Northwest Pipeline Corp., a subsidiary of The Williams Companies, Inc. (NYSE:WMB), announced today that it is offering an expected $175 million aggregate principal amount of senior unsecured notes due 2016 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933.
     Northwest intends to use the net proceeds of the offering for general corporate purposes, including the funding of capital expenditures.
     The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Julie Gentz
Williams (media relations)
(918) 573-3053

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.